Exhibit 99.1

Bright Health Group to Explore Strategic Alternatives for Medicare Advantage Business as it Focuses on Driving Performance through its Consumer Care Delivery Business
•Extends waiver and amendment to its credit facility through June 30, 2023
•Delivers strong performance in Consumer Care Delivery business in the First Quarter, serving approximately 375,000 value-based consumers, exceeding growth expectations

MINNEAPOLIS – (April 28, 2023) – Bright Health Group, Inc. (“Bright Health” or the “Company”) (NYSE: BHG), today announced that it is exploring strategic alternatives for its California Medicare Advantage business, which consists of Brand New Day and Central Health Plan, with a focus on a potential sale. The proceeds would substantially bolster the Company’s financial position and establish a strong foundation for long-term sustainable growth. As it takes this action, the Company will continue to focus on capturing the shift to value-based, consumer-driven healthcare through its Consumer Care Delivery business, while working to wind-down and exit its ACA insurance business. Bright Health is also announcing that it has extended a waiver and amendment to its credit facility through June 30.

Mike Mikan, President and CEO of Bright Health, said, “Since our founding, Bright Health has worked to make healthcare simpler, more personal and affordable for consumers. As our markets evolve, we are taking steps to adapt and ensure our businesses are best positioned for long-term success. In line with this, we see tremendous future growth opportunities in our Consumer Care Delivery business, which has performed well in the First Quarter, exceeding growth expectations and now serving approximately 375,000 value-based consumers. We look forward to continuing to drive differentiated results in this business as we focus on delivering better outcomes through value-driven healthcare.”

Manny Kadre, lead independent director of Bright Health’s Board of Directors, said, “We have received inbound interest in Bright Health’s California Medicare Advantage business, and given this, the Board has decided to review strategic alternatives alongside other financial options. Bright Health’s California Medicare Advantage business is strong and uniquely positioned to deliver culturally competent, localized care to nearly 125,000 aging and underserved consumers in California. Throughout this process, we are committed to enhancing value for all stakeholders and remaining true to Bright Health’s mission of making healthcare right, together.”

There can be no assurances as to the timing, terms or structure of any potential transaction or that a transaction will be consummated at all, and any decision with respect to a potential transaction remains subject to approval by the Bright Health Board of Directors. Bright Health does not intend to comment on the process or disclose further developments until the Board approves a specific transaction or otherwise concludes its review of strategic alternatives.

Moelis & Company LLC is serving as Bright Health’s financial advisor and Simpson Thacher & Bartlett LLP is serving as Bright Health’s legal advisor in connection with this process.

About Bright Health Group

Bright Health Group is a technology enabled, value-driven healthcare company that organizes and operates networks of affiliate care providers to be successful at managing population risk. We focus on serving aging and underserved consumers that have unmet clinical needs through our Fully Aligned Care Model in Florida, Texas and California, some of the largest markets in healthcare where 26% of the U.S. aging population call home. We believe everyone should have access to personal, affordable, and high-quality healthcare. Our mission is to Make healthcare right. Together. For more information, visit www.brighthealthgroup.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “projections,” “outlook,” “ensure,” and other similar expressions. These forward-looking statements include any statements regarding our plans and expectations with respect to Bright Health Group, Inc. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Factors that might materially affect such forward-looking statements include: our ability to continue as a going concern; our ability to comply with the terms of our credit facility, including financial covenants, both during and after any waiver period, and/or obtain any additional waivers of any terms of our credit facility to the extent required; our ability to sell our Medicare Advantage business in California on acceptable terms, including our ability to receive the proceeds thereof in a manner that would alleviate our current financial position; our ability to quickly and efficiently wind down our IFP businesses and MA businesses outside of California; potential disruptions to our business due to our corporate restructuring and resulting headcount reduction; our ability to accurately estimate and effectively manage the costs relating to changes in our businesses offerings and models; a delay or inability to withdraw regulated capital from our subsidiaries; a lack of acceptance or slow adoption of our business model; our ability to retain existing consumers and expand consumer enrollment; our and our Care Partner’s abilities to obtain and accurately assess, code, and report risk adjustment factor scores; our ability to contract with care providers and arrange for the provision of quality care; our ability to accurately estimate our medical expenses, effectively manage our costs and claims liabilities or appropriately price our products and charge premiums; our ability to obtain claims information timely and accurately; the impact of the ongoing COVID-19 pandemic on our business and results of operations; the risks associated with our reliance on third-party providers to operate our business; the impact of modifications or changes to the U.S. health insurance markets; our ability to manage the growth of our business; our ability to operate, update or implement our technology platform and other information technology systems; our ability to retain key executives; our ability to successfully pursue acquisitions and integrate acquired businesses; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, and social and political conditions or civil unrest; our ability to prevent and contain data security incidents and the impact of data security incidents on our members, patients, employees and financial results; our ability to comply with requirements to maintain effective internal controls; our ability to adapt to the new risks associated with our expansion into ACO Reach; and the other factors set forth under the heading “Risk Factors” in the Company’s reports on Form 10-K, Form 10-Q, and Form 8-K (including all amendments to those reports) and our other filings with the SEC. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or changes in our expectations.

Investor Contact:
Stephen Hagan
IR@brighthealthgroup.com

Media Contact:
media@brighthealthgroup.com